Exhibit 99.1

For Oscient Pharmaceuticals	For Reliant Pharmaceuticals

Investor Contact:	Investor and Media Contact:
Christopher Taylor	Marylou Rowe
781-398-2466	908-860-4646
investorrelations@reliantrx.com

Media Contact:
Sarah Emond
781-398-2544

For Immediate Release

Oscient Pharmaceuticals Agrees to Acquire Cardiovascular Therapy ANTARA® 130 mg

(fenofibrate) capsules from Reliant Pharmaceuticals

— Product indicated for treatment of high cholesterol and high triglycerides part of growing fenofibrate market —

— Conference call with Oscient management scheduled for 5:30 PM ET today —

Waltham, MA and Liberty Corner, NJ, July 24, 2006 – Oscient Pharmaceuticals (Nasdaq: OSCI) has agreed to acquire U.S. rights to the cardiovascular product ANTARA® 130 mg (fenofibrate) capsules from Reliant Pharmaceuticals. ANTARA is part of the $1 billion fenofibrate market and will be commercialized by Oscient’s national sales force, which currently is marketing FACTIVE® (gemifloxacin mesylate) tablets and TESTIM® 1% testosterone gel, upon closing. Under the terms of the agreement, Oscient will make a payment of $78 million to Reliant for U.S. rights to ANTARA, plus a purchase of approximately $4 million in existing inventory.

ANTARA is indicated as an adjunct treatment for hypercholesterolemia (high blood cholesterol) and hypertriglyceridemia (high triglycerides) in combination with diet. Clinical studies have shown that ANTARA along with a healthy diet is effective in reducing triglycerides and increasing HDL-C (high density lipoprotein-cholesterol) levels.

“Acquiring ANTARA, a product that achieved approximately $35 million in revenues during the past 12 months, will dramatically expand our revenue base, accelerate our path to profitability and allow us to leverage the investment in our sales infrastructure, a goal we had set for this year,” stated Steven M. Rauscher, President and CEO of Oscient Pharmaceuticals. “ANTARA, which was launched in February 2005, fits extremely well with the physician and patient base we are targeting for FACTIVE and TESTIM. The fenofibrate market grew nearly 20% in 2005, as the incidence of serious cardiovascular risk factors such as diabetes and hypertension continue to rise. According to the American Heart Association, approximately 35 million Americans have total cholesterol levels over the recommended level. We look forward to building on Reliant’s successful launch of the brand.”

The transaction is subject to a number of closing conditions, including the expiration or termination of the Hart-Scott-Rodino waiting period and securing consents from certain third parties. Assuming the closing conditions are satisfied, Oscient expects the transaction to close in late August 2006 and expects its sales force to begin commercializing ANTARA shortly thereafter.

ANTARA Acquisition

July 24, 2006

Oscient Pharmaceuticals also has entered into an agreement with Paul Capital Partners’ Paul Royalty Fund II, LP (Paul Royalty) a leading, international healthcare investment fund, to provide $70 million of financing for this product acquisition: $40 million in a revenue interest that will entitle Paul Royalty to receive a royalty on the net sales of both ANTARA and FACTIVE; $20 million in debt due in 2010; and a $10 million equity investment at $0.90 per share. Paul Royalty will also receive a warrant to purchase 2.3 million shares of Oscient common stock at $0.868 per share. The Paul Royalty financing is also subject to a number of closing conditions. Oscient will finance the remainder of the transaction utilizing its own resources. Following the closing of the transaction, Gregory B. Brown, MD, Partner at Paul Capital Partners, will join Oscient’s Board of Directors.

“We were pleased to be able to structure a flexible, customized financial agreement that provides Oscient the capital it needs to finance this transformational acquisition,” stated Dr. Brown.

J.P. Morgan Securities Inc. acted as financial advisor to Oscient Pharmaceuticals on this transaction.

Conference Call & Webcast Information

Slides accompanying today’s call are available in the Investor Relations section of the Company’s website.

A conference call will be held today at 5:30 PM ET with Steven Rauscher, President and CEO and other members of the management team. Participants can access the call by dialing 1-888-634-4009. International participants are asked to dial 1-706-634-2285. The call will also be available via webcast on the Company’s website at www.oscient.com. A replay will be available two hours after the conclusion of the call until August 31, 2006. Domestic participants can access the replay by dialing 1-800-642-1687, while international participants are asked to dial 1-706-645-9291. The conference ID number for the replay is 3534789. A replay of the webcast will also be available on the Company’s website.

Important Safety Information about ANTARA

ANTARA is indicated as adjunctive therapy to diet to reduce elevated LDL-C, total-C, triglycerides, and apo B, and to increase HDL-C in adult patients with primary hypercholesterolemia or mixed dyslipidemia (Fredrickson Types IIa and IIb). ANTARA is also indicated as adjunctive therapy to diet for treatment of adult patients with hypertriglyceridemia (Fredrickson Types IV and V hyperlipidemia). Lipid-altering agents should be used in addition to a diet restricted in saturated fat and cholesterol when response to diet and nonpharmacologic intervention alone has been inadequate.

Improving glycemic control in diabetic patients showing fasting chylomicronemia will usually reduce fasting triglycerides and eliminate chylomicronemia thereby obviating the need for pharmacologic intervention. Markedly elevated levels of serum triglycerides (e.g., >2,000 mg/dL) may increase the risk of developing pancreatitis. The effect of ANTARA therapy on reducing this risk has not been adequately studied.

ANTARA is contraindicated in patients with hypersensitivity to fenofibrate, in patients with hepatic or severe renal dysfunction including primary biliary cirrhosis, in patients with unexplained persistent liver function abnormality, and in patients with preexisting gallbladder disease. Fenofibrate has been associated with increases in serum transaminases. Regular periodic monitoring of liver function should be performed for duration of therapy, and therapy discontinued if enzyme levels persist above 3 times the normal limit. Fenofibrate may increase cholesterol excretion into the bile, leading to cholelithiasis. If cholelithiasis is suspected, ANTARA therapy should be discontinued. ANTARA may increase the effects of coumarin-type anticoagulants. Dosage adjustment based on frequent prothrombin time/INR determinations is advisable.

ANTARA Acquisition

July 24, 2006

Adverse events most frequently observed in clinical trials: abnormal liver function tests; respiratory disorder; abdominal pain; back pain; and headache.

ANTARA may occasionally be associated with pancreatitis, hypersensitivity reactions, and hematologic or skeletal muscle changes. Please see Full Prescribing Information available at www.antararx.com.

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a biopharmaceutical company committed to the clinical development and commercialization of novel therapeutics to address unmet medical needs. The Company is marketing FACTIVE® (gemifloxacin mesylate) tablets, approved by the FDA for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. In addition to the oral tablet form, Oscient is developing an investigational FACTIVE intravenous formulation for use in hospitalized patients. The Company is also promoting Auxilium Pharmaceuticals’ TESTIM® 1% testosterone gel to primary care physicians in the U.S. Oscient has a novel antibiotic candidate, Ramoplanin, in advanced clinical development for the treatment of Clostridium difficile-associated disease (CDAD).

About Reliant Pharmaceuticals, Inc.

Reliant Pharmaceuticals is a pharmaceutical company with integrated sales, marketing and development expertise that markets a portfolio of branded cardiovascular pharmaceutical products. Reliant focuses on marketing promotionally sensitive pharmaceutical products to the high prescribing primary care, cardiovascular and specialist physician markets in the United States. Reliant also acquires rights to and develops product candidates in mid- to late-stage clinical development. Reliant’s sales force infrastructure is comprised of approximately 850 sales professionals nationwide.

About Paul Capital Partners and Paul Royalty Fund

Paul Capital Partners manages nearly $5 billion in equity capital commitments for its three investment platforms that include Healthcare Royalty and Revenue Interests, Private Equity Secondaries and Top Tier Fund-of-Funds. The firm has offices in New York, San Francisco, Paris, London and Toronto. The Paul Royalty Fund is one of the largest dedicated healthcare funds globally, with approximately $1 billion in equity capital commitments. The Paul Royalty Fund has made investments in the pharmaceutical, biotechnology, and medical device sectors valued at more than $625 million. These investments are focused on commercial stage companies and products, and consist of investments in the form of royalties, revenue interests and equity. For more information on Paul Capital Partners and the Paul Royalty Fund visit www.paulcapital.com.

Forward-Looking Statement for Oscient Pharmaceuticals

This news release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated closing of the ANTARA acquisition and the associated Paul Royalty financing, expected commercialization of ANTARA by the Company’s sales force and the continued growth of the brand, as well as the expansion of our revenue base and acceleration of profitability as a result of the acquisition. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. For example, there is no assurance that the conditions to the closing of the ANTARA acquisition or the Paul Royalty financing will be satisfied or that we will be able to close either the acquisition or the associated financing. In particular, the conditions to closing the ANTARA acquisition include receipt by Reliant of consents of certain third parties, one of which is a pharmaceutical company. In addition, the closing of the Paul Royalty financing is not a condition to our obligations to close under our agreement with Reliant. As a result, although we have entered into a definitive agreement with Paul Royalty regarding the funding, if for some reason we do not close the Paul

ANTARA Acquisition

July 24, 2006

Royalty financing, we may not have sufficient resources to fund the ANTARA acquisition. Our ability to increase our revenue and accelerate the time of our profitability following the ANTARA acquisition may be limited by: (i) our ability to successfully commercialize and market ANTARA or FACTIVE or to promote TESTIM due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products; (ii) by our ability to integrate ANTARA into our business; (iii) whether we will be able to expand the indications for which FACTIVE is approved; (iv) the delay or inability to find sublicensing partners for FACTIVE or to negotiate favorable licensing terms; (v) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidate; and (vi) delays by the FDA. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2006 and in other filings that we may make with the Securities and Exchange Commission from time to time.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 for Reliant Pharmaceuticals

To the extent any statements made in this release contain information that is not historical, these statements are essentially forward looking and are subject to risks and uncertainties, including the difficulty of predicting FDA approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, new product development and launch, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission.